UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FOX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	83-1825597
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

1211 Avenue of the Americas, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series A Junior Participating Preferred Stock	NASDAQ GLOBAL SELECT MARKET

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

FOX CORPORATION

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

Fox Corporation (the “Company”) previously filed a Registration Statement on Form 8-A (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) on March 20, 2019, as amended by the Amendment to Form 8-A filed on June 13, 2019, relating to that certain Rights Agreement dated as of March 19, 2019, by and between the Company and Computershare Trust Company, N.A., as rights agent (as amended, the “Rights Agreement”). On November 15, 2019, the day after the date of the 2019 annual meeting of the stockholders of the Company, in accordance with the terms of the Rights Agreement, the rights issued thereunder expired. This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement, and is being filed by the Company to deregister the Rights.

On November 20, 2019, the Company filed with the office of the Secretary of State of the State of Delaware a Certificate of Elimination (the “Certificate of Elimination”), which, effective upon filing, eliminated from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Company’s Certificate of Designation, Preferences, and Rights of Series A Junior Participating Preferred Stock of Fox Corporation (the “Series A Junior Participating Preferred Stock”), as filed with the Secretary of State of the State of Delaware on March 19, 2019. The 1,000,000 shares of preferred stock previously designated as Series A Junior Participating Preferred Stock were eliminated and returned to the status of authorized but unissued shares of preferred stock, without designation. The Company’s stockholders are not required to take any action as a result of the expiration of the Rights Agreement. No shares of the Series A Junior Participating Preferred Stock were issued and outstanding at the time of filing of the Certificate of Elimination.

The foregoing is a summary of the terms of the Certificate of Elimination. The summary does not purport to be complete and is qualified in its entirety by reference to the Certificate of Elimination, a copy of which is filed with this Registration Statement on Form 8-A/A as Exhibit 3.1 and is incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Junior Participating Preferred Stock of Fox Corporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on November 20, 2019).

Exhibit No.	Description

4.1	Rights Agreement dated as of March 19, 2019, by and between Fox Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on March 19, 2019).

4.2	First Amendment to Rights Agreement dated as of June 13, 2019, by and between Fox Corporation and Computershare Trust Company, N.A., as rights agent (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-38776) filed by Fox Corporation with the SEC on June 13, 2019).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 20, 2019

FOX CORPORATION

By:	/s/ Viet D. Dinh
Name: Viet D. Dinh
Title: Chief Legal and Policy Officer

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